As filed with the Securities and Exchange Commission on July 1, 2013

Registration No. 333-156007_

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZHONGPIN INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-2100419
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

21 Changshe Road

Changge City, Henan Province

People’s Republic of China 461500

(011) 86 10-82861788

 (Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 2006 Equity Incentive Plan

 (Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, NY 10011-5213

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-156007) (the “Registration Statement”) of Zhongpin Inc. (the “Company”). Effective as of June 27, 2013 (the “Effective Time”), pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of February 8, 2103 by and among Golden Bridge Holdings Limited, a Cayman Islands exempted company (“Parent”), Golden Bridge Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and Mr. Xianfu Zhu, the Company’s Chairman and Chief Executive Officer (solely for the purpose of Section 6.15 therein), Merger Sub merged with and into the Company with the Company being the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) and each issued and outstanding shares of common stock of the Company, other than certain excluded shares, was converted into the right to receive $13.50 per share in cash, without interest. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Changge, China, on the 1st day of July, 2013.

ZHONGPIN INC.

By:	/s/ Xianfu Zhu
Xianfu Zhu
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.